CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 26, 2009, relating to the financial statements and financial highlights, which appears in the December 31, 2008 Annual Report to Shareholders of Analytic Short Term Income Fund, one of the funds constituting The Advisor Inner Circle Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers

Philadelphia, Pennsylvania
April 29, 2009
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